As filed with the Securities and Exchange Commission on May 12, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sino-Global Shipping America, Ltd.
(Exact name of registrant as specified in its charter)

Virginia	4731	11-3588546
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification Number)

36-09 Main Street
Suite 9C-2
Flushing, New York 11354
(718) 888-1814
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:
Chi Tai Shen
Sino-Global Shipping America, Ltd.
36-09 Main Street
Suite 9C-2
Flushing, New York 11354
Telephone: (718) 888-1814
Facsimile: (718) 888-1148
(Name, address and telephone number of
agent for service)

Bradley A. Haneberg, Esq.
Anthony W. Basch, Esq.
Kaufman & Canoles, P.C.
Three James Center
1051 East Cary Street, 12th Floor
Richmond, Virginia 23219
Telephone: (804) 771-5700
Facsimile: (804) 771-5777

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-148611

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	100,000	$7.75	$775,000 (2)	--
Underwriter Warrants (3)	10,000	$0.001	$10	--
Common Stock Issuable Upon Exercise of Underwriter Warrants (3)	10,000	$9.30	$93,000	--
Total Registration Fee	--	--	$868,010	$34.11
___________________

(1)
In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3)	In connection with the sale of the securities hereunder, the Registrant is granting to the Underwriter, warrants to purchase 10,000 shares of its common stock.

This registration statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed with respect to the registration of 100,000 additional shares of common stock, without par value per share, of Sino-Global Shipping America, Ltd., a Virginia corporation, pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement also registers 10,000 additional underwriter warrants and 10,000 shares of common stock, without par value per share, underlying the underwriter warrants. This Registration Statement includes the registration statement facing page, this page, the signature pages, an exhibit index, an opinion of counsel regarding the legality of the securities being registered and a related consent, and the consent of an independent registered public accounting firm. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-148611), initially filed by the Registrant on January 11, 2008 and declared effective by the Securities and Exchange Commission (the “Commission”) on April 18, 2008. The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock to be sold by the Registrant in the offering by 100,000 shares. Pursuant to Rule 462(b), the contents of the Registration Statement on Form S-1, as amended (File No. 333-148611), including the exhibits and the power of attorney thereto, are incorporated by reference into this Registration Statement.

UNDERTAKING

The Registrant hereby certifies to the Commission that (i) it has instructed its bank to pay the Commission, the filing fee set forth in the cover page of this Registration Statement by wire transfer of such amount to the Commission’s account at US Bank as soon as practicable (but no later than the close of business on May 12, 2008); (ii) it will not revoke such instruction; (iii) it has sufficient funds in the relevant account to cover the amount of such filing fee; and (iv) it will confirm receipt of such instructions by its bank during the bank’s regular business hours no later than May 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, The People’s Republic of China, on May 12, 2008.

SINO-GLOBAL SHIPPING AMERICA, LTD.

By:	/s/ Cao Lei
Cao Lei
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Cao Lei Cao Lei	Chief Executive Officer (Principal Executive Officer) and Director	May 12, 2008

/s/ Zhang Mingwei Zhang Mingwei	Chief Financial Officer (Principal Financial and Accounting Officer) and Director	May 12, 2008

* Dennis O. Laing	Director	May 12, 2008

______________ C. Thomas Burke	Director	May 12, 2008

* Wang Jing	Director	May 12, 2008

* By:	/s/ Cao Lei
Cao Lei, Attorney-in-Fact May 12, 2008

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Kaufman & Canoles, P.C.
23.1	Consent of Friedman, LLP, independent auditors
23.2	Consent of Kaufman & Canoles, P.C. (included in Exhibit 5.1)
24.1*	Power of Attorney

__________________
* Incorporated by reference from the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-148611), initially filed by the Registrant on January 11, 2008 and declared effective by the Securities and Exchange Commission on April 18, 2008.